Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

GP Strategies Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-26261 and 333-123949) on Form S-8 and registration statements (Nos. 333-97531 and 333-110611) on Form S-3 of GP Strategies Corporation (“GP Strategies”) of our report dated April 10, 2007, with respect to the statement of assets acquired and liabilities assumed of Sandy Corporation (a business unit within the ADP Dealer Services division of ADP, Inc.) as of June 30, 2006, and the related statement of revenue and direct expenses for the year ended June 30, 2006 appearing in this Current Report on Form 8-K/A of GP Strategies dated April 10, 2007.  Our report states that these statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission in lieu of full financial statements required by Rule 3-05 of Regulation S-X and are not intended to be a complete presentation of the financial position or the results of Sandy Corporation.

/s/  KPMG LLP

Baltimore, Maryland

April 10, 2007